Exhibit 10.17(B)

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 22 day of May, 2013 (the “Effective Date”) by and between Mirna Therapeutics, Inc., a Delaware corporation (the “Company”) and Sinil Kim, M.D. (“Employee”).

WITNESSETH

WHEREAS, the Company desires to employ Employee as its Vice President of Oncology and Chief Medical Officer on the terms and subject to the conditions set forth herein, and Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Employment.

a.              The Company hereby employs Employee and Employee hereby accepts employment as the Vice President of Oncology and Chief Medical Officer of the Company, subject to the direction of the Board of Directors of the Company (the “Board”). Employee agrees that he shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Board from time to time, which shall include, but are not limited to, to assure delivery of quality medical care by the Company and/or its representatives and to facilitate interactions between medical staff and the Company in connection with the development of the Company’s oncology therapies. Employee recognizes that he owes a duty of loyalty to the Company and agrees to act only in the best interests of the Company and to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates as may be required to perform the duties and responsibilities assigned to him by the Board, to the best of his ability and with requisite diligence.

b.              Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 2 below), with all applicable policies, rules and regulations of the Company.

2.              Term.             This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall automatically renew for successive one-year periods on the anniversary of the Effective Date (the “Term”).

3.              Compensation.

a.              The Company shall pay to Employee a yearly annual salary of $310,000 (the “Base Salary”), less all applicable withholdings, which shall be paid pursuant to the Company’s payroll procedures as may exist from time to time. The Base Salary may be increased at the discretion of the Board.

b.              The Company shall pay to Employee a signing bonus in the amount of $30,000, less all applicable withholdings, which shall be paid within twenty (20) days of the receipt by the Company of this Agreement, the Confidentiality, Covenant Not To Compete & Arbitration

Agreement (attached as Exhibit A hereto), and Employee’s offer letter, all as executed by Employee. In the event that Employee resigns his employment with the Company within one year of the Effective Date, then Employee shall be obligated to return the signing bonus to the Company, which such return shall occur no later than thirty (30) days after the date of Employee’s termination of employment with the Company. Employee hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to him for any amounts in respect of the obligation to repay the signing bonus.

c.               Subject to the approval of the Board, the Company shall grant Employee an option to purchase up to 225,000 shares of common stock of the Company pursuant to a Notice of Grant of Stock Option, the Mirna Therapeutics, Inc. 2008 Long Term Incentive Plan (as amended or modified from time to time, the “Incentive Plan”), and the Stock Option Agreement, collectively attached to this Agreement in draft form as Exhibit B. After enrollment of the twenty-fifth (25th) patient in the clinical research study entitled “A Phase I, Multicenter Study of MRX34 Given Intravenously Two Times per Week for Three Weeks, Repeated Every Four Weeks in Patients with Unresectable Primary Liver Cancer or Advanced or Metastatic Cancer With Liver Involvement,” and subsequent receipt by the Company of a second tranche of Series C funding, subject to approval of the Board, the Company shall grant Employee an option to purchase up to 225,000 additional shares of common stock of the Company pursuant to a Notice of Grant of Stock Option, the Incentive Plan, and the Stock Option Agreement, collectively attached to this Agreement in draft form as Exhibit C. If both options are exercised, the collective 450,000 shares represent approximately 0.8% of the Fully Diluted Common Stock of the Company as of the date of the Effective Date. All options shall have an exercise price at least equal to the fair market value of a share of common stock at the time of grant, as determined by the Board. As used herein, “Fully Diluted Common Stock” means the total number of shares of common stock of the Company, all outstanding shares of preferred stock of the Company (on an as-converted to common stock basis) and shares of common stock of the Company reserved for issuance under the Incentive Plan.

d.              Employee shall be eligible to participate in an informal bonus program based on individual performance, recommendation by the Company’s Chief Executive Officer, and approval by the Board’s Compensation Committee.

4.              Fringe Benefits; Expenses.

a.              Employee shall be eligible to participate in benefit plans and programs in which other similarly situated employees are eligible to participate and as may exist from time to time, such as medical, dental, vision, and supplemental life insurance. Employee’s participation in any benefit plan or program is subject to the terms and conditions of the applicable plan and program.

b.              The Company agrees to reimburse Employee for all reasonable, out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policies as in existence from time to time. Employee is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 4b.

c.               If Employee relocates his primary residence from the La Jolla, California area to the Austin, Texas area during the term of his employment with the Company, the Company shall reimburse Employee for the reasonable and necessary documented moving expenses, including up to two (2) house-hunting trips for Employee and Employee’s spouse, for the moving of Employee’s household from the La Jolla, California area to the Austin, Texas area (the “Relocation Expenses”). Such reimbursement shall be dependent upon Employee’s submission, within thirty (30) days after such expenses are incurred, of documentation reasonably acceptable to the Company that evidences such expenses. Reimbursement of the Relocation Expenses, if any, shall be made no later than forty-five (45) days after the Company’s receipt of approved documentation. In no event shall the Company reimburse Employee for Relocation Expenses in excess of $30,000. Notwithstanding the foregoing, in the event that Employee resigns his employment with the Company within one year of the Effective Date, then Employee shall be obligated to return to the Company all Relocation Expenses for which he has been reimbursed, which such return shall occur no later than thirty (30) days after the date of Employee’s termination of employment with the Company. Employee hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to him for any amounts in respect of the obligation to repay the Relocation Expenses.

5.              Confidentiality, Covenant Not To Compete and Arbitration. Employee has executed and agrees to comply with the Confidentiality, Covenant Not To Compete & Arbitration Agreement, which is incorporated herein by reference.

6.              Termination. This Agreement and Employee’s employment may be terminated in any one of the following ways:

a.              At any time during the Term, the Company may, at its sole discretion, terminate Employee’s employment, with or without cause. Such termination shall be effective on delivery of written notice to Employee of the Company’s election to terminate this Agreement under this Section 6. Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

b.              This Agreement shall terminate automatically upon the death or Disability of Employee. A “Disability” is defined as Employee’s inability to perform the essential functions of his position, with reasonable accommodation, due to Employee’s illness or physical or mental impairment or other incapacity which continues for a period in excess of one hundred twenty (120) days (whether consecutive or not). The determination of Disability shall be made by the Board. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company following consultation with Employee to assist the Company in making such determination. Any refusal by Employee to submit to a mental or physical examination under this section, or to provide medical documentation necessary for the Company to make its determination, shall be deemed to constitute conclusive evidence of Employee’s Disability. Employee (or his estate or representative, if applicable) shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

c.               At any time during the Term, Employee may retire or otherwise resign his employment with the Company provided that he first provides at least thirty (30) days prior written notice to the Company of his intent to terminate this Agreement, with the date of his retirement or resignation specified in such notice.

7.              Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute (a) an automatic resignation of Employee as an officer of the Company and each affiliate of the Company (if applicable), and (b) an automatic resignation of Employee from the Board (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative (if applicable).

8.              No Breach of Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company and the performance of Employee’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity. Employee further represents and covenants that he will not bring to the Company or place on the Company’s computer systems any confidential, proprietary or legally protected information belonging to, or obtained from, any previous employer (“Prior Employer Information”) and under no circumstances shall Employee use or disclose Prior Employer Information in the course of his employment with the Company.

9.              Delayed Payment Restriction. Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code (“Section 409A”) because the timing of such payment is not delayed as provided therein and the regulations thereunder, then any such amount or benefit that Employee would otherwise be entitled to during the first six months following Employee’s date of termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s date of termination (or if the such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount or benefit can be paid or provided under Section 409A without being subject to such additional taxes and interest.

10.       Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.       Assignment. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee’s performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Employee recognizes that the Company may assign this Agreement.

12.       Notices. All notices or other communications that are required or may be delivered under this Agreement shall be in writing, and shall be deemed duly delivered on the same business day as delivery by hand or by fax with machine confirmation of complete transmission, or three (3) business days after delivery by deposit as United States certified mail return receipt requested, or the next business day after delivery by deposit with an overnight courier, to the parties hereto at the addresses set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing:

a.                   If to the Company:

Mirna Therapeutics, Inc.

2150 Woodward St., Suite 100

Austin, Texas 78744

Attention: Paul Lammers, President & Chief Executive Officer

b.                   If to Employee:

Sinil Kim, M.D.

13.       Waiver of Breach. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other parry shall not operate or be construed as a waiver of any other breach by the other party.

14.       Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to its or any other jurisdiction’s conflict of laws provisions. The Parties hereby submit to the jurisdiction of the Texas courts, both state and federal, in all matters concerning this Agreement.

15.       Severability. If one or more of the provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions.

16.       Entire Agreement; Amendment. This Agreement, including the attached Exhibits, constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by each of the parties hereto.

17.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.       Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

MIRNA THERAPEUTICS INC.

By:	/s/ Paul Lammers
Name:	Paul Lammers, M.D., M.Sc.
Title:	President & Chief Executive Officer

SINIL KIM, M.D.
/s/ Sinil Kim
April 29, 2013